UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported) – December 20, 2017

ONCOR ELECTRIC DELIVERY COMPANY LLC

(Exact name of registrant as specified in its charter)

DELAWARE	333-100240	75-2967830
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1616 Woodall Rodgers Fwy., Dallas, Texas 75202

(Address of principal executive offices, including zip code)

Registrants’ telephone number, including Area Code – (214) 486-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

INTRODUCTORY NOTE

Oncor Electric Delivery Holdings Company LLC (“Oncor Holdings”) owns 80.03% of the outstanding equity interests of Oncor Electric Delivery Company LLC (“Oncor”). Oncor Holdings is wholly owned by Energy Future Intermediate Holding Company LLC (“EFIH”), a wholly owned subsidiary of Energy Future Holdings Corp. (“EFH Corp.”). EFH Corp. and the substantial majority of its direct and indirect subsidiaries, excluding Oncor Holdings, Oncor and their respective subsidiaries (the “Oncor Entities”), filed voluntary petitions for relief under Chapter 11 of the US Bankruptcy Code in the US Bankruptcy Court for the District of Delaware on April 29, 2014 (the “EFH Bankruptcy Proceedings”).

As previously disclosed, on August 21, 2017, EFH Corp. and EFIH entered into an Agreement and Plan of Merger (the “Sempra Merger Agreement”) with Sempra Energy, a California corporation, and one of its wholly-owned subsidiaries (collectively, “Sempra”), that would ultimately result in the acquisition of EFIH’s indirect equity in interest in Oncor (the “Sempra Acquisition”). The Sempra Acquisition is subject to customary closing conditions, including the approval of the Sempra Acquisition by the Public Utility Commission of Texas (the “PUCT”). On October 5, 2017, Oncor and Sempra filed a joint application with the PUCT in PUCT Docket No. 47675 seeking certain regulatory approvals of the transactions contemplated by the Sempra Merger Agreement (the “Joint Application”).

On December 14, 2017, Oncor and Sempra entered into a comprehensive Stipulation (the “Stipulation”) with the Staff of the PUCT, the Office of the Public Utility Counsel, the Steering Committee of Cities Served by Oncor and the Texas Industrial Energy Consumers, reflecting the parties’ settlement of all issues in the PUCT proceeding regarding the Joint Application. Pursuant to the Stipulation, which will be filed in PUCT Docket No. 47675, the parties have agreed that Sempra’s acquisition of EFH Corp. is in the public interest and will bring substantial benefits. The Stipulation requests that the PUCT approve the Sempra Acquisition. Sempra and Oncor are also continuing to engage in settlement discussions regarding the Joint Application with the remaining stakeholders in PUCT Docket No. 47675.

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On December 20, 2017, Oncor’s Chief Executive, Robert S. Shapard, notified Oncor’s Board of Directors (the “Oncor Board”) that, subject to and effective on the consummation of the Sempra Acquisition, he intends to retire as Chief Executive, while remaining on the Oncor Board and assuming the role of Chairman of the Oncor Board following the consummation of the Sempra Acquisition.

Also on December 20, 2017, the Oncor Board, subject to and effective on the consummation of the Sempra Acquisition, elected E. Allen Nye, Jr. as Chief Executive, David M. Davis, Oncor’s current Chief Financial Officer, as Executive Vice President, and Don J. Clevenger as Senior Vice President and Chief Financial Officer.

Mr. Nye, 50, has served as Oncor’s Senior Vice President, General Counsel and Secretary since January 2011, and in such role is responsible for overseeing all of Oncor’s legal and compliance matters. In January 2013 his responsibilities were expanded to include oversight of all regulatory and governmental affairs activity of Oncor. From June 2008 until joining Oncor, Mr. Nye practiced law as a partner in the Dallas office of Vinson & Elkins LLP, where he focused on representation of regulated energy companies before state and federal government agencies, including the PUCT, the State Office of Administrative Hearings and the Federal Energy Regulatory Commission. Prior to Vinson & Elkins, Mr. Nye was a partner in the law firm of Hunton & Williams from January 2002 until May 2008.

Mr. Clevenger, 47, has served as Senior Vice President, Strategic Planning, since January 2013. From February 2010 through December 2012, he served as Oncor’s Senior Vice President, External Affairs and before that, served as Oncor’s Vice President, External Affairs from June 2008 until February 2010. Mr. Clevenger served as Oncor’s Vice President, Legal and Corporate Secretary from December 2007 to June 2008. Between November 2005 and December 2007, Mr. Clevenger held a leadership position in Oncor with various legal and regulatory responsibilities. Prior to joining Oncor in November 2005, he was Senior Counsel of the Business Services unit of EFH Corp. since April 2004. Mr. Clevenger was a partner in the law firm of Hunton & Williams LLP before he joined EFH Corp.’s predecessor. Mr. Clevenger is also a member of the board of directors of WIRES.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ONCOR ELECTRIC DELIVERY COMPANY LLC

By:	/s/ David M. Davis
Name:	David M. Davis
Title:	Senior Vice President and Chief Financial Officer

Dated: December 20, 2017